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                                                                   Exhibit 4(c)


                                 DESIGNATION OF
                            SERIES B PREFERRED STOCK

   SECTION 1. DESIGNATION OF AMOUNT; RANKING.

      The issuance of Fifteen Thousand (15,000) shares of the Series B Preferred Stock is hereby authorized. When issued and outstanding, the Series B Preferred Stock shall rank senior to all other issued and outstanding classes and series of equity securities of the Corporation now existing or hereafter created (collectively, the "Junior Stock") with respect to dividend rights, rights of redemption, rights of conversion and rights of Liquidation (as hereinafter defined).

   SECTION 2. DEFINITIONS.

      As used herein, the following terms shall have the following meanings:

            "AFFILIATE" means, with respect to any specified Person, (1) any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person,
(2) any other Person who is an executive officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity Securities, of the specified Person or a Person described in clause (1) above, (3) any other Person of whom the specified Person is an executive officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity Securities, (4) any other Person in whom the specified Person has a substantial beneficial interest or as to whom the specified Person serves as trustee or in a similar capacity, or (5) any relative or spouse of the specified Person or any of the foregoing Persons, any relative of such spouse or any spouse of any such relative. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. As used in this definition, the term "relative" means any parent, grandparent, great-grandparent, child, grandchild, great-grandchild, sibling, first uncle, first aunt or first cousin (in each case, whether natural or adoptive).

            "APPLICABLE DIVIDEND RATE" means, for each Dividend Period (i) for dividends paid in cash on the last day of such period, at a rate of 10.0% per annum and (ii) in all other circumstances, at a rate of 13.25% per annum.

            "BEAR STEARNS" shall have the meaning ascribed thereto in the Stock and Warrant Purchase Agreement.

            "BEST KNOWLEDGE" shall have the meaning ascribed thereto in the Stock and Warrant Purchase Agreement.

            "BOARD" shall mean the Board of Directors of the Corporation.
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            "BT CAPITAL" shall have the meaning ascribed thereto in the Stock and Warrant Purchase Agreement.

            "BUSINESS" shall have the meaning ascribed thereto in the Stock and Warrant Purchase Agreement.

            "CHANGE OF CONTROL" means the occurrence of any of the following events: (i) any Person or any Persons, excluding Lerner and the Investors, acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act, together with any Affiliates thereof, shall beneficially own, directly or indirectly, 30% or more of the total voting stock of the Corporation; (ii) all or substantially all of the Corporation's assets, on a consolidated basis, are sold as an entirety to any Person or related group of Persons or there shall be consummated any consolidation or merger of the Corporation (A) in which the Corporation is not the continuing or surviving corporation (other than a consolidation or merger with a wholly-owned Subsidiary of the Corporation in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock would be converted into cash, securities or other property, in any case, other than a consolidation or merger of the Corporation in which the holders of the Common Stock immediately prior to the sale of assets or consolidation or merger have, directly or indirectly, at least a majority of the Common Stock of the transferee or continuing or surviving corporation immediately after such sale of assets or consolidation or merger or (iii) Lerner shall cease to beneficially own at least 30% of the total voting stock of the Corporation.

            "COMMON EQUIVALENTS" shall have the meaning ascribed thereto in the Voting Agreement.

            "COMMON STOCK" means, collectively, the Common Stock, $.01 par value, of the Corporation.

            "DESIGNATIONS" means, with respect to the Series B Preferred Stock of the Corporation, the designations, powers, preference and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof.

            "DIVIDEND PERIOD" means (a) the period commencing as of the Original Issuance Date and expiring as of September 30, 1997 or the date of redemption of a share of Series B Preferred Stock, if earlier, and (b) thereafter each period commencing on a Preferred Dividend Payment Date and expiring on the day immediately preceding the next Preferred Dividend Payment Date or the date of redemption of a share of Series B Preferred Stock, if earlier.

            "EFFECTIVE DATE" shall mean December 30, 1997.

            "ENCUMBRANCE" shall have the meaning ascribed thereto in the Stock and Warrant Purchase Agreement.


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            "EQUITY OFFERING" shall mean any underwritten public offering for the account of the Corporation of Common Stock pursuant to a registration statement filed under the Securities Act.

            "EVENT OF DEFAULT" means a material breach of any of the representations, warranties or covenants in any of the Related Documents that continues (x) with respect to payment defaults, 10 days and (y) with respect to all other defaults, 30 days after Notice from any holder of Series B Preferred Stock.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

            "EXISTING INDEBTEDNESS" means the Indebtedness of the Corporation under the Credit Agreement.

            "GUARANTY" means any obligation, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to purchase or otherwise pay for merchandise, materials, supplies, services or other property under an arrangement which provides that payment for such merchandise, materials, supplies, services or other property shall be made regardless of whether delivery of such merchandise, materials, supplies, services or other property is ever made or tendered, or (iv) to maintain the working capital, equity capital or other financial statement condition of any primary obligor, PROVIDED, HOWEVER, that the term Guaranty shall not include endorsement of instruments for deposit and collection in the ordinary course of business.

            "INDEBTEDNESS" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by (or which customarily would be evidenced by) bonds, debentures, notes or similar instruments, (c) all reimbursement obligations of such Person with respect to letters of credit and similar instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services other than accounts payable incurred and paid on terms customary in the business of such Person (it being understood that the "deferred purchase price" in connection with any purchase of property or assets shall include only that portion of the purchase price which shall be deferred beyond the date on which the purchase is actually consummated), (f) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all obligations of such Person under forward sales, futures, options and other similar hedging arrangements (including interest rate hedging or protection agreements), (h) all obligations of such Person to purchase or otherwise pay for merchandise, materials, supplies, services or other

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property under an arrangement which provides that payment for such merchandise, materials, supplies, services or other property shall be made regardless of whether delivery of such merchandise, materials, supplies, services or other property is ever made or tendered, (i) all Guaranties by such Person of obligations of others and (j) all capitalized lease obligations of such Person.

            "INVESTORS" shall have the meaning ascribed thereto in the Stock and Warrant Purchase Agreement.

            "LERNER" means Michael Lerner and any Affiliate of Michael Lerner.

            "LIABILITY" means, to the Best Knowledge of the Corporation, any material liability or obligation, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

            "LIEN" means any security interest, lien, pledge, claim, charge, escrow, encumbrance, option, right of first offer, right of first refusal, preemptive right, mortgage, indenture, security agreement or other similar agreement, arrangement, contract, commitment, understanding or obligation, whether written or oral and whether or not relating in any way to credit or the borrowing of money.

            "LIQUIDATION" shall mean any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

            "MATERIAL ADVERSE EFFECT" means, with respect to any Person, a material adverse effect on the business, condition (financial and otherwise), operations, results of operations, assets (including levels of working capital and components thereof), Liabilities and customer, vendor and employee relationships of such Person.

            "ORIGINAL COST" initially means, with respect to any share of Series B Preferred Stock, $1,000. In the event of any change (by way of any recapitalization, subdivision or recombination) in the number or kind of shares of Preferred Stock, the Original Cost of such shares of Preferred Stock immediately prior to such change shall be allocated ratably among such shares of Preferred Stock immediately after such change.

            "ORIGINAL ISSUANCE DATE" shall mean July 30, 1997.

            "PERSON" shall be construed as broadly as possible and shall include an individual, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

            "QUALIFIED HOLDER" means (i) each Person who initially acquires Series B Preferred Stock from the Corporation and (ii) any other holder of Series B Preferred Stock who, together with its Affiliates, owns at least 25% of the outstanding shares of Series B Preferred Stock at the time in question.


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            "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights
Agreement dated as of July 30, 1997 among the Corporation and the Investors named therein, as amended from time to time.

            "RELATED DOCUMENTS" means, this Certificate of Designation, the Stock and Warrant Purchase Agreement, the Warrants, the SBA Letter, the Voting Agreement, the Registration Rights Agreement and the Credit Agreement.

            "REQUISITE HOLDERS" shall mean, at any time, Persons holding a majority of the shares of Series B Preferred Stock outstanding at such time.

            "SBA LETTER" shall have the meaning ascribed thereto in the Stock and Warrant Purchase Agreement.

            "SECURITIES" means "securities" as defined in Section 2(1) of the Securities Act.

            "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal law then in force.

            "CREDIT AGREEMENT" shall have the meaning ascribed thereto in the Stock and Warrant Purchase Agreement.

            "STOCK AND WARRANT PURCHASE AGREEMENT" means the Stock and Warrant Agreement dated as of July 30, 1997 among the Corporation and the Investors named therein, as amended from time to time.

            "STOCK OPTION PLANS" shall have the meaning ascribed thereto in the Stock and Warrant Purchase Agreement.

            "SUBSIDIARY" shall have the meaning ascribed thereto in the Stock and Warrant Purchase Agreement.

            "VOTING AGREEMENT" means the Voting Agreement dated as of July 30, 1997 among the Corporation, the Investors and the Stockholders named therein, as amended from time to time.

            "WARRANTS" shall have the meaning ascribed thereto in the Stock and Warrant Purchase Agreement.

   SECTION 3. DIVIDENDS AND DISTRIBUTIONS.

      (a) When, as, and if declared by the Board, out of funds legally available for that purpose, the holders of Series B Preferred Stock shall be entitled to receive dividends, which shall accrue on a daily basis at the Applicable Dividend Rate on the sum of the Original Cost of a share of Series B Preferred Stock plus all accumulated and unpaid dividends thereon, payable on each March 31, June 30, September 30 and December 31 (each, a "PREFERRED DIVIDEND PAYMENT DATE"), the first such Preferred Dividend Payment Date being as of September


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30, 1997. Dividends shall accrue at the Applicable Dividend Rate regardless of whether the Board has declared a dividend payment or whether there are any profits, surplus or other funds of the Corporation legally available for dividends. Any dividends which accrue pursuant to this SECTION 3(a) and which are not paid on the next succeeding Preferred Dividend Payment Date shall be classified as "accumulated dividends" and shall remain "accumulated and unpaid dividends" until paid or otherwise satisfied pursuant to this Certificate of Designation. Dividends on each share of Preferred Stock shall accrue pursuant to this SECTION 3(a) from and including the Original Issuance Date to and including the date such share is redeemed in full and all accrued but unpaid dividends thereon are also paid in full. All payments due under this SECTION 3(a) to any holder of shares of Series B Preferred Stock shall be made to the nearest cent.

      (b) The dividends payable with respect to the Series B Preferred Stock on each Preferred Dividend Payment Date shall be paid to the holders of shares of the Preferred Stock as they appear on the stock records of the Corporation on such date (the "PREFERRED RECORD DATE") as shall be fixed by the Board, which Preferred Record Date shall not be more than 60 days prior to the applicable Preferred Dividend Payment Date and shall not precede the date upon which the resolution fixing such Preferred Record Date is adopted, and if the Board shall not fix a Preferred Record Date, the Preferred Record Date shall be deemed to be the same date as the applicable Preferred Dividend Payment Date.

      (c) No dividend or distribution shall be paid to the holders of any class of Series B Preferred Stock pursuant to this SECTION 3 in any form of consideration other than cash (or the accumulation thereof in accordance with the provisions of this Certificate) unless the Requisite Holders, at the time of the distribution, approve such distribution (including the valuation of the consideration being distributed).

      (d) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series B Preferred Stock, such payment shall be distributed ratably among the holders of the Series B Preferred Stock based upon the number of shares of Series B Preferred Stock then held by each holder.

   SECTION 4. LIQUIDATION.

       In the event of any Liquidation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation legally available for distribution to its stockholders, before any payment shall be made to the holders of any stock ranking on Liquidation junior to the Series B Preferred Stock, an amount per share equal to the Original Cost of such share plus an amount equal to all accrued and unpaid dividends (whether or not declared) on each share, if any, to the date of payment (the "SERIES B PREFERRED LIQUIDATION PREFERENCE"). If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Series B Preferred Stock the full amounts to which they respectively shall be entitled, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable with respect to the shares held by them upon such distribution if all amounts payable on or with respect to said



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shares were paid in full. In the event of any Liquidation, after payment shall have been made to the holders of shares of Series B Preferred Stock in the full amount to which they are entitled, the holders of shares of capital stock ranking junior to the Series B Preferred Stock on Liquidation shall be entitled, to the exclusion of the holders of the Series B Preferred Stock, to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its stockholders.

    SECTION 5. REDEMPTION.

      (a) REDEMPTION AT THE CORPORATION'S OPTION. The Corporation may redeem at any time and at its option, any or all of the shares of Series A Preferred Stock then outstanding. The per share redemption price at which shares of Class B Preferred Stock are to be redeemed pursuant to this SECTION 5(a) shall be equal to the Original Cost thereof plus all accrued and unpaid dividends thereon. If less than all of the outstanding shares of the Class B Preferred Stock are to be redeemed pursuant to this SECTION 5(a), the shares shall be redeemed from the holders thereof PRO RATA based upon the number of shares of Class B Preferred Stock held by each such holder. At least 10 days but not more than 180 days prior to the date fixed for any redemption pursuant to this SECTION 5(a) (each, a "Company Redemption Date") of shares of the Class B Preferred Stock, a written notice (the "Company Redemption Notice") shall be given to each holder of record of shares of the Class B Preferred Stock to be redeemed. Such notice shall specify (1) the number of shares being redeemed from such holder, (2) the Company Redemption Date, (3) the amount to be paid for each share of Class B Preferred Stock to be redeemed and (4) any conditions precedent to the redemption. The Company Redemption Notice shall call upon such holder to surrender to the Corporation on the Company Redemption Date, the certificate or certificates representing the number of shares of the Class B Preferred Stock to be redeemed from such holder as specified in the Company Redemption Notice. If less than all of the shares represented by any certificate are redeemed, a new certificate shall be issued representing the shares not redeemed.

      (b) OTHER REDEMPTIONS. (i) At any time on or after the first to occur of
(A) the sixth anniversary of the Original Issuance Date, (B) 180 days after the date upon which the Corporation repays all its indebtedness under the Credit Agreement (but not earlier than the fifth anniversary of the Original Issuance
Date), (C) a Change of Control, (D) an Equity Offering or (E) 90 days after the occurrence or continuation of an Event of Default; AND (provided that conditions
(A) and (B) described in clause (ii) of this Section 5(b) are met and complied with) at any time on and after the Effective Date; the Requisite Holders may elect to have the Corporation redeem all (but not less than all) of the outstanding shares of Series B Preferred Stock (except in the case of either the occurrence of the situation described in (i) of the definition of Change of Control with respect to 51% (and not 30%) or more of the total voting stock or of the occurrence of any of the situations described in (ii) of the definition of Change of Control, and in any such case all of the outstanding shares of Series B Preferred Stock shall, at the election of the Corporation by service of notice to the holders of shares of Series B Preferred Stock, be mandatorily redeemed, in which case the Corporation shall be required to redeem all outstanding shares of Series B Preferred Stock) at a price per share equal to the Original Cost thereof plus all accrued and unpaid dividends thereon, by giving written notice to the Corporation of such election (which written notice shall be deemed to have been given in the case of the occurrence of any of the situations described in the prior parenthetical provided that the Corporation shall previously have served prior notice as required by the provisions contained in the prior parenthetical) (the "INVESTOR NOTICE OF ELECTION"), whereupon the Corporation shall be obligated to repurchase such shares of Series B Preferred Stock on such date (the "INVESTOR REDEMPTION DATE") as shall be determined by the Corporation, but in any event not earlier than 10 days and not later than 30 days after the date on which the Investor Notice of Election is delivered (or deemed to be delivered, as the case may be) to the Corporation. Promptly (but in no event later than five days) after the delivery of the Investor Notice of Election to the Corporation (or its deemed delivery, as the case may be), the Corporation shall send written notice (the "REDEMPTION NOTICE") to each of the holders of the Series B Preferred Stock. The Redemption Notice shall specify the Investor Redemption Date and the location of the Corporation's principal executive office or place of business where the closing will occur.

      (ii) If the Requisite Holders wish to elect to have the Corporation redeem the outstanding shares of Series B Preferred Stock at any time on and after the Effective Date but


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prior to the first to occur of the events described in clause (A) through (E) of
Section 5(b)(i), they may do so only if (A) they are, at such time, collectively the registered owners of all of the Warrants issued by the Corporation pursuant to the Stock and Warrant Purchase Agreement, except for any Warrants cancelled in accordance with their terms (together with any Warrants issued after the Original Issue Date in substitution or exchange for any Warrants in accordance with the provisions of the Stock and Warrant Purchase Agreement or the Warrants), and (b) they surrender all such Warrants to the Corporation for cancellation for no consideration simultaneously with the delivery of the Investor Notice of Election.

      (c) REDEMPTION CLOSING.

            (i) The closing of the Corporation's redemption of the Series B Preferred Stock pursuant to SECTIONS 5(a) and 5(b) above shall take place at 11:00 a.m. New York City time on the date upon which the Change of Control is consummated, the Company Redemption Date or the Investor Redemption Date (as applicable) at the Corporation's principal executive office or place of business. At the closing, the Corporation shall pay to each of the holders of the Series B Preferred Stock, against the Corporation's receipt from such holder of the certificate or certificates representing the shares of such series of Series B Preferred Stock then held by such holder, an amount equal to the aggregate payment due pursuant to this Section for all such shares. All such payments shall be made by wire transfer of immediately available funds, or if such holder shall not have specified wire transfer instructions to the Corporation prior to the closing, by certified or official bank check made payable to the order of such holder.

            (ii) In the event of a redemption pursuant to clause (D) of SECTION 5(b) above, the Series B Preferred Stock shall be redeemable only to the extent of the net proceeds to the Corporation from such Equity Offering after repayment, if applicable, of sums contractually payable, if any, by the Corporation pursuant to the Credit Agreement. If the funds of the Corporation legally available subsequent to an Equity Offering for redemption of shares of Series B Preferred Stock are insufficient to redeem the total number of such shares to be redeemed on such date, (A) those funds which are legally available shall be used to redeem the maximum possible number of shares ratably among the holders of such shares based upon the aggregate number of such shares held by each such holder and (B) the net proceeds to the Corporation from any subsequent Equity Offerings shall be used to redeem the remaining number of shares left outstanding after the ratable redemption contemplated under clause (A) hereunder.

            (iii) If the funds of the Corporation legally available (and without rendering the Corporation insolvent) for redemption of shares of Series B Preferred Stock on any Investor Redemption Date are insufficient to redeem the total number of such shares to be redeemed on such date, those funds which are legally available (and which will not render the Corporation insolvent) shall be used to redeem the maximum possible number of shares ratably among the holders of such shares based upon the aggregate number of such shares held by each such

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      holder. At any time thereafter when additional funds of the Corporation are legally available (and which will not render the Corporation insolvent) for the redemption of shares (including, without limitation, funds from any Equity Offerings) such funds shall immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Investor Redemption Date but which it had not redeemed.

            (iv) No shares of Series B Preferred Stock are entitled to any dividends accruing after the date on which the full redemption price for such share is paid to the holder thereof. On such date all rights of the holder of such share shall cease, and such share shall not be deemed to be outstanding.

            (v) Any shares of Series A Preferred Stock which are redeemed or otherwise acquired by the Corporation shall be canceled and shall not be reissued (as treasury shares), sold or transferred.

            (vi) Neither the Corporation nor any subsidiaries of the Corporation shall offer to purchase, redeem or acquire any shares of Series B Preferred Stock other than pursuant to the terms of this Certificate of Designation or pursuant to a purchase offer made to all holders of Series B Preferred Stock pro rata based upon the number of such shares owned by each such holder.

    SECTION 6. VOTING.

      (a) Except as otherwise required by law and by paragraph (b) below, the holders of Series B Preferred Stock shall not be entitled to vote such shares on any matter on which the stockholders of the Corporation shall be entitled to vote, and shares of Series B Preferred Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters.

      (b) So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding, or the unanimous written consent of the holders of all the outstanding shares of Series B Preferred Stock, in each case with holders of Series B Preferred Stock being entitled to one vote for each share held on any matter as to which they shall be entitled to vote, change the Designations with respect to the Series B Preferred Stock so as to affect such stock adversely.

    SECTION 7. COVENANTS.

      (a) As long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall, and shall cause its Subsidiaries, as applicable, to:

            (i) pay or accrue, as the case may be, the required dividends on the shares of Series B Preferred Stock and any other amounts payable under the Related Documents in accordance with the terms of this Certificate.




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            (ii) pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all amounts of taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, could reasonably be expected by law to become an Encumbrance upon its property; provided, however, that neither the Corporation nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim (y) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained or (z) the non-payment or non-discharge of which could not reasonably be expected to have a Material Adverse Effect.

            (iii) shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence; provided, however, that any Subsidiary may merge or consolidate with any other Subsidiary or the Corporation. The Corporation shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its rights (charter and statutory), and all material permits, licenses, approvals, privileges and franchises necessary or desirable in the normal conduct of its business, except any thereof the non-preservation or non-maintenance of which could not reasonably be expected to have a Material Adverse Effect.

            (iv) shall keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which entries which are full and correct in all material respects shall be made of all financial transactions and the assets and business of the Corporation and each such Subsidiary in accordance with generally accepted accounting principles.

            (v) shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are reasonably required in the conduct of its business in good working order and condition, ordinary wear, tear and depletion excepted, except any thereof the non-maintenance or non-preservation of which could not reasonably be expected to have a Material Adverse Effect.

            (vi) conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Related Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

      (b) The Corporation shall not, without the affirmative consent or approval of the Requisite Holders:

            (i) in any manner authorize, create, designate, issue or sell any class or series of capital stock of the Corporation (including any shares of treasury stock) or rights, options, warrants or other Securities convertible into or exercisable or






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
      exchangeable for capital stock or any debt security which by its terms is convertible into or exchangeable for any equity security or has any other equity participation feature or any security that is a combination of debt and equity, which, in each case as to the equity or convertible component thereof, as to the payment of dividends, distribution of assets or redemptions, including, without limitation, distributions to be made upon the liquidation, dissolution or winding up of the Corporation or a merger, consolidation or sale of the assets thereof, is senior to or pari passu with the Series B Preferred Stock;

            (ii) reclassify any Securities of the Corporation into shares of any class or series of capital stock of the Corporation (A) ranking, either as to payment of dividends, distributions of assets or redemptions, including, without limitation, distributions to be made upon the liquidation, dissolution or winding up of the Corporation or a merger, consolidation or sale of the assets thereof, senior to or pari passu with the Series B Preferred Stock or (B) which in any manner adversely affects the rights of the holders of Series B Preferred Stock in their capacity as such;

            (iii) in any manner authorize, issue or sell any shares of Series B Preferred Stock other than as contemplated by the Stock and Warrant Purchase Agreement or this Certificate;

            (iv) reclassify, cancel or in any manner alter or change the terms, designations, powers, preferences or relative, optional or other special rights, or the qualifications, limitations or restrictions thereof, of the Series B Preferred Stock;

            (v) amend, repeal or modify any provision of this Certificate of Designation that adversely affects the powers, preferences or special rights of the Series B Preferred Stock;

            (vi) redeem or repurchase any shares of capital stock of the Corporation or any warrants, options or other derivative Securities or rights to acquire any shares of capital stock of the Corporation (other than (x) pursuant to the Stock and Warrant Purchase Agreement, (y) the redemption of capital stock of the Corporation pursuant to the provisions of this Certificate of Designation and (z) the "cashless exercise" of employee stock options pursuant to the Stock Option Plans);

            (vii) incur any Indebtedness or create any Lien on the assets of the Corporation in connection therewith except for (i) the Existing Indebtedness or Indebtedness used to refinance the Existing Indebtedness or (ii) funded Indebtedness incurred for normal, ordinary course working capital requirements which is only secured (if at all) by current assets;

            (viii) enter to any commitment to a third party, or otherwise bind the Corporation to a third party, concerning any single or series of related capital expenditures in excess of a limit set annually by the Board;

            (ix) declare, pay or set aside or reserve amounts for the payment of any dividend on or with respect to any Common Stock or other capital stock issued by the Corporation that is junior to or on a par with the Series B Preferred Stock;

            (x) enter into any transaction with any Affiliate of the Corporation (an "AFFILIATE TRANSACTION") on terms more favorable to such Affiliate than would have been obtainable in a transaction with an unrelated third party on an arms-length basis in the ordinary course of business;

            (xi) enter into or engage in any business or activity other than the Business;

            (xii) enter into any agreement or commitment or otherwise become bound or obligated to do or perform any of the foregoing actions; or

            (xiii) permit the number of members of the Board (other than members appointed or selected by the Investors) of the Corporation to exceed ten
      (10) and the Corporation agrees to use its best efforts to add the respective designees of BT Capital and Bear Stearns to the extent it is obligated to do so pursuant to the Voting Agreement.

            SECTION 8. INFORMATION RIGHTS.

      (a) FINANCIAL REPORTS. The Corporation shall furnish each Qualified Holder with the following:

            (i) QUARTERLY STATEMENTS. (a) Upon the request of such Qualified Holder, within 45 days after the end of each quarterly accounting period, except after the end of the fourth quarterly accounting period in the Corporation's fiscal year in which case the time period shall be 90 days, an unaudited financial report of the Corporation, which report shall be prepared in accordance with generally accepted accounting principles consistently applied, and which shall include the following:

                  (A) a profit and loss statement for such quarterly accounting period, together with a cumulative profit and loss statement from the first day of the current year to the last day of such quarterly accounting period;

                  (B) a balance sheet as at the last day of such quarterly accounting period;

                  (C) a cash flow analysis for such quarterly accounting period on a cumulative basis for the fiscal year to date;

                  (D) a schedule showing all expenditures of a capital nature in excess of $250,000 individually during such quarterly accounting period; and

                  (E) a comparison between the actual figures for such quarterly accounting period and the comparable figures (with respect to clauses (i) and (ii) only) for the prior year (if any) for such quarterly accounting period, with an explanation of any material differences between them.

            (ii) Copies of all financial statements, reports, press releases, notices, proxy statements and other documents sent by the Corporation to its stockholders generally or released to the public and copies of all regular and periodic reports filed by the Corporation with the SEC, or any securities exchange.

            (iii) Upon the request of such Qualified Holder, copies of all reports prepared for or delivered to the management of the Corporation by its Accountants;

            (iv) Upon the request of such Qualified Holder, any other routinely collected financial or other information available to management of the Corporation (including, without limitation, routinely collected statistical data);

            (v) Upon the request of such Qualified Holder, within sixty (60) days after commencement of each new fiscal year, a business plan and projected financial statements for such fiscal year, which financial statements shall include a comparison between the actual figures for such fiscal year and the comparable figures for the prior year (if any) for such fiscal year, with an explanation of any material differences between them; and

            (vi) Promptly following its receipt of notice of the commencement of any action, suit, claim, legal or administrative or arbitration proceeding or investigation, any of which could reasonably be expected, on the basis of current economic conditions and other facts and circumstances known to the Corporation at the time, to have a material adverse effect on the financial condition and operations of the Corporation, the Corporation shall deliver a written notice to each Qualified Holder describing in reasonable detail such proceeding.

            (B) ACCESS TO RECORDS AND PROPERTIES.

            (i) The Corporation shall afford to any Qualified Holder and its employees, counsel and other authorized representatives, during normal business hours, access, upon reasonable advance notice, to all of the books, records and properties of the Corporation and to make copies of such records and permit such Persons to discuss all aspects of the Corporation with any officers, employees or accountants of the Corporation; provided, however, that such investigation shall not unreasonably interfere with the operations of the Corporation. The Corporation will instruct its independent public accountants to discuss such aspects of the financial condition of the Corporation with any such holder and its representatives as such holder may reasonably request, and to permit such holder and its representatives to inspect, copy and make extracts from such financial statements, analyses, work papers and other documents and information (including electronically stored documents and information) prepared by such accountants with respect to the Corporation as such holder may reasonably request. All costs and expenses incurred by such holder and its representatives in connection with exercising such rights of access shall be borne by such Persons, and all out-of-pocket costs and expenses incurred by the Corporation in complying with any extraordinary requests by such holder and its representatives in connection with exercising such access rights shall be borne by such holder.

            (ii) Each Qualified Holder shall use best efforts to maintain the confidentiality of any confidential and proprietary information obtained by it under this SECTION 8 and shall not use, or permit the use of, any of such confidential and proprietary information in its business or the business of any company in which it may have an ownership interest or in any manner or for any other purpose except as contemplated hereby; provided, however, that the foregoing shall in no way limit or otherwise restrict the ability of such holder or such authorized representatives to disclose any such information concerning the Corporation which it may be required to disclose (i) to its partners or limited partners to the extent required to satisfy its fiduciary obligations to such persons or (ii) otherwise pursuant to or as required by law.

            (c) OBSERVER RIGHTS.

            (i) The Corporation hereby covenants that the holders of Preferred Stock shall have the right to have that number of representatives (each such representative, an "OBSERVER") determined as hereinafter provided present at all meetings of the Board. Such right shall from time to time be exercisable by delivery to the Corporation of written notice from the Requisite Holders specifying the names of such Observers. The number of Observers shall at all times and from time to time be equal to that number of members of the Board that the holders of the Common Equivalents are then entitled to designate pursuant to the Voting Agreement but whose seats on the Board are at the time vacant.

            (ii) The Corporation will give each Observer reasonable prior notice (it being agreed that the same prior notice given to the Board shall be deemed reasonable prior notice) in any manner permitted in the Corporation's By-laws for notices to directors of the time and place of any proposed meeting of the Board, such notice in all cases to include true and complete copies of all documents furnished to any director in connection with such meeting. Each such Observer will be entitled to be present in person as an observer at any such meeting or, if a meeting is held by telephone conference, to participate therein for the purpose of listening thereto.

            (iii) The Corporation will deliver to each Observer copies of all papers which may be distributed from time to time to the directors of the Corporation at such time as such papers are so distributed to them, including copies of any written consent.

            SECTION 9. MISCELLANEOUS.

      (a) REGISTRATION OF TRANSFER. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of the Series B Preferred Stock. Upon the surrender of any certificate representing shares of the Series B Preferred Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of the Series B Preferred Stock represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will represent such number of shares of the Series B Preferred Stock as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate. Subject to any other restrictions on transfer to which such holder or the Series B Preferred Stock may be bound, the Corporation will also register such new certificate in such name as requested by the holder of the surrendered certificate.

      (b) REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of the Series B Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided, however, that if the holder is a nationally-chartered financial institution or other institutional investor, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such number of shares of the Series B Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

      (c) NOTICES. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

                                    * * * * *





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